Exhibit 10.2
AMENDED AND RESTATED
BAUSCH HEALTH COMPANIES INC.
EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is hereby entered into as of June 17, 2024 (the “Effective Date”), by and between Bausch Health Companies Inc., a British Columbia corporation (“Bausch Health” or the “Company”), and Aimee Lenar, an individual (the “Executive”) (hereinafter collectively referred to as “the parties”). Where the context requires, references to the Company shall include the Company’s subsidiaries and affiliates and any successors in interest thereto.
WITNESSETH
WHEREAS, Executive and the Company previously entered into an employment agreement dated as of April 2, 2024 (the “Prior Agreement”); and
WHEREAS, the parties desire to amend and restate the Prior Agreement in its entirety on the terms and conditions set forth herein and, upon execution hereof, this Agreement shall supersede and replace the Prior Agreement in its entirety.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree upon the following terms of employment of Executive by the Company:

RECITALS
WHEREAS, the Company desires to employ Executive for the period provided in this Agreement, and Executive desires to accept such employment with the Company, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:
1.Commencement Date; Term. The employment term (the “Employment Term”) of Executive’s employment under this Agreement shall be for the period commencing on or around July 15, 2024 or such other date mutually agreed by the parties (the actual date Executive commences employment with the Company hereunder the “Commencement Date”) and ending on the third (3rd) anniversary of the Commencement Date. Thereafter, the Employment Term shall extend automatically for consecutive periods of one year unless either party provides notice of non-renewal not less than ninety (90) days prior to the end of the Employment Term as then in effect.
2.Employment. During the Employment Term:
(a)Executive shall be employed as Executive Vice President, U.S. Pharma. Executive shall report directly to the Chief Executive Officer of the Company. Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in similar executive capacities.
(b)Excluding periods of vacation and sick leave to which Executive is entitled and other service outside of the Company contemplated in this Section 2(b), Executive shall devote

Executive’s full professional time and attention to the business and affairs of the Company to discharge the responsibilities of Executive hereunder. Prior to joining or agreeing to serve on corporate, civil or charitable boards or committees, Executive shall obtain written approval of the Chief Executive Officer. Executive may manage personal and family investments, participate in industry organizations and deliver lectures at educational institutions, so long as such activities do not interfere with the performance of Executive’s responsibilities hereunder. It is understood that, during Executive’s employment by the Company, Executive shall not engage in any activities that constitute a conflict of interest with the interests of the Company or its direct and indirect subsidiaries, as outlined in the Company’s conflict of interest policies for employees and executives in effect from time to time.
(c)Executive shall be subject to and shall abide by each of the personnel policies applicable to senior executives, including but not limited to any policy restricting pledging and hedging investments in Company equity by Company executives, any policy regarding stock ownership, any policy the Company adopts regarding the recovery of incentive compensation (sometimes referred to as “clawback”) and any additional clawback provisions as required by law and applicable listing rules. This Section 2(c) shall survive the termination of the Employment Term.
(d)Subject to Sections 7, 8 and 9 hereof, Executive’s employment with the Company is “at will,” such that each of Executive or the Company has the ability to terminate Executive’s employment at any time, with or without advance notice (except to the extent required pursuant to Section 7 hereof), and with or without Cause or with or without Good Reason. This Agreement does not constitute an express or implied agreement of continuing or long term employment. The at-will nature of Executive’s employment can be altered only by a written agreement specifying the altered status of Executive’s employment. Such written agreement must be signed by both Executive and the Chief Executive Officer of the Company.
3.Annual Compensation.
(a)Base Salary. During the Employment Term, Executive shall be paid an annual base salary of $650,000 (“Base Salary”). The Base Salary shall be payable in accordance with the Company’s regular payroll practices as then in effect. During the Employment Term, the Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Chief Executive Officer of the Company and the Talent and Compensation Committee of the Board (the “Committee”).
(b)Annual Cash Performance Bonus. Subject to the terms of the Company’s annual incentive cash bonus program as in effect from time to time and the provisions of this Agreement, for each fiscal year of the Company ending during the Employment Term, Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”), with a target annual cash bonus opportunity of 60% of Base Salary (such target bonus, as may hereafter be increased, the “Target Bonus”) with the opportunity to receive a maximum annual cash bonus of 200% of the Target Bonus; provided that, for fiscal year 2024, Executive’s annual bonus shall be pro-rated for the number of days Executive is employed by the Company during such fiscal year following the Commencement Date. The actual Annual Bonus earned by Executive for any applicable fiscal year, if any, will be payable in the Company’s discretion and in accordance with the Company’s customary practices applicable to bonuses paid to similarly situated executives of the Company (which, in all cases, will be paid no later than March 15 of the calendar year following the calendar year to which such Annual Bonus relates), subject to Executive’s continued employment through the applicable payment date.
4.Additional Compensation.
(a)One-Time Sign-On Bonus. Effective as of the Commencement Date, Executive will be eligible to receive a one-time sign-on bonus of $400,000 (the “Sign-On Bonus”), less any required tax withholdings, payable within thirty (30) days following the Initial Commencement Date. If Executive voluntarily resigns without Good Reason (as such term is defined in Section 7(e) of this Agreement), or is terminated for “Cause” (as such term is defined in Section 7(c) of this Agreement), at any time within the first two (2) years of the Commencement Date, Executive will be required to promptly repay the amount of the Sign On Bonus received by Executive following the payment of all applicable withholdings and payment of taxes.
(b)One-Time Initial Equity Award. Executive will receive a grant under the Bausch Health Companies Inc. 2014 Omnibus Incentive Plan (as amended and restated from time to time, the “Plan”) of a number of restricted stock units (“RSUs”) with a grant-date fair value of approximately $1,000,000 (the “Initial Award”). The Initial Award will be granted to Executive as promptly as practicable following the Commencement Date, and will be subject to the terms and conditions of the Plan and applicable award agreement to be provided to Executive.
(c)Ongoing Equity Grants. Starting with the Company’s 2025 fiscal year, during the Employment Term, Executive will be eligible to receive equity grants on an annual basis, with an annual aggregate target grant date value in an amount determined by the Committee in its sole discretion; provided that, for the Company’s 2025 fiscal year, the aggregate grant date value of Executive’s annual equity grants will be targeted at approximately $1,500,000 and will be delivered in a mix of equity awards consistent with the mix of annual equity grants provided to similarly situated executives for fiscal 2025. The annual equity grants will be subject to the terms and conditions set forth in the underlying equity award documents, and on the same terms and conditions for similarly situated employees in each case as determined in the sole discretion of the Committee.
(d)Relocation Reimbursement. The Company shall provide Executive with a cash payment in an amount equal to the amount of any relocation or temporary housing payments Executive is required to reimburse to Executive’s former employer (if any) (the “Relocation Reimbursement”); provided however (i) Executive shall take all actions necessary and use best efforts to avoid being required to reimburse any such amounts to Executive’s former employer and (ii) in no event shall the amount of the Relocation Reimbursement exceed $100,000 in the aggregate.
5.Share Ownership Commitment. Executive agrees to comply with any share ownership requirements adopted by the Company applicable to Executive, which shall be on the same terms as similarly situated executives of the Company.
6.Other Benefits. During the Employment Term:
(a)Employee Benefits. Executive shall be entitled to participate in the employee benefit plans, practices and programs maintained by the Company, and made available to employees of the Company generally (taking into account jurisdictional differences), including, without limitation, all pension, retirement, profit sharing, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans, subject to and in accordance with the terms of the plans as in effect from time to time. Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to such employees.

(b)Business Expenses. Upon submission of proper invoices in accordance with, and subject to, the Company’s normal policies and procedures as in effect from time to time, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder.
(c)Vacation and Sick Leave. Executive shall be entitled, without loss of pay, to absent Executive voluntarily from the performance of Executive’s employment under this Agreement, pursuant to the following:
(1)Executive shall be entitled to annual vacation in accordance with and subject to the policies as periodically established for similarly situated executives of the Company; and
(2)Executive shall be entitled to sick leave (without loss of pay) in accordance with the Company’s policies as in effect from time to time.
7. Termination. Executive’s employment with the Company hereunder may be terminated under the circumstances set forth below; provided, however, that notwithstanding anything contained herein to the contrary, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (“Section 409A”), Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.
(a)Death. Executive’s employment shall be terminated as of the date of Executive’s death and Executive’s beneficiaries shall be entitled to the benefits provided in Section 9(b) hereof.
(b)Disability. The Company may terminate Executive’s employment, on written notice to Executive after having established Executive’s Disability and while Executive remains Disabled, and Executive shall be entitled to the benefits provided in Section 9(b) hereof. For purposes of this Agreement, “Disability” shall have the meaning assigned to such term in the Plan.
(c)Cause. The Company may terminate Executive’s employment for Cause effective as of the date of the Notice of Termination (as defined in Section 8 hereof) and Executive shall be entitled to the benefits provided in Section 9(a) hereof. “Cause” shall mean, for purposes of this Agreement: (1) conviction of any felony (other than one related to a vehicular offense) or other criminal act involving fraud; (2) willful misconduct that results in a material economic detriment to the Company; (3) material violation of Company policies and directives, which is not cured after written notice and an opportunity for cure; (4) continued refusal by Executive to perform Executive’s duties after written notice identifying the deficiencies and an opportunity for cure; and (5) a material violation by Executive of any of the covenants to the Company, including those set forth in Sections 12, 13, 15 and 16 hereof. No action or inaction shall be deemed willful if (x) not demonstrably willful and (y) taken, or not taken, by Executive in good faith and with the understanding that such action, or inaction, was not adverse to the best interests of the Company. References in this paragraph to the Company shall also include direct and indirect subsidiaries of the Company, and materiality shall be measured based on the action or inaction and the impact upon the Company taken as a whole. Without limiting the other rights of the Company under this Section 7, the Company may suspend Executive, without pay, upon Executive’s indictment for the commission of a felony as described under clause (1) above. Such suspension may remain effective until such time as the indictment is either dismissed or a verdict of not guilty has been entered. If such indictment does not result in a conviction, as soon as practicable following such dismissal or verdict, the Company shall pay Executive the base salary and target bonus amount that Executive would have received for the period during which Executive was suspended without pay (with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi annually, as determined under Section 1274 of the Code for the month in which payment would have been made but for the delay) and Executive will receive vesting credit for purposes of Executive’s outstanding equity awards.
(d)Without Cause. The Company may terminate Executive’s employment without Cause. The Company shall deliver to Executive a Notice of Termination (as defined in Section 8 hereof) not less than thirty (30) days prior to the termination of Executive’s employment without Cause and the Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period, and Executive shall be entitled to the benefits provided in Section 9(c) hereof.
(e)Good Reason. Executive may terminate Executive’s employment for Good Reason (as defined below) by delivering to the Company a Notice of Termination no later than thirty (30) days following the expiration of the Company’s thirty (30) day cure period, as described below in this subsection (e). The Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty (30) day notice period, and Executive shall be entitled to the benefits provided in Section 9(c) hereof. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the events or conditions described in clauses (1) through (4) below during the Employment Term, without Executive’s prior written consent, which are not cured by the Company (if susceptible to cure by the Company) within thirty (30) days after the Company has received written notice from Executive of the initial existence of the event or condition constituting Good Reason in accordance with the immediately following sentence. In order to constitute Good Reason, the Executive must, within thirty (30) days of the date Executive becomes (or should have become) aware of the initial existence of the event or condition constituting Good Reason, provide written notice to the Company specifying the particular events or conditions which constitute Good Reason and the specific cure requested by Executive.
(1)Diminution of Responsibility. (A) Any material reduction in Executive’s duties or responsibilities as Executive Vice President, U.S. Pharma, as in effect immediately prior thereto (other than a reduction where Executive is provided with other duties or responsibilities substantially comparable to Executive’s overall duties and responsibilities prior to such reduction) or (B) removal of Executive from the position of Executive Vice President, U.S. Pharma, except, in each case, in connection with the termination of Executive’s employment for Disability, Cause, as a result of Executive’s death or by Executive other than for Good Reason.
(2)Compensation Reduction. Any reduction in Executive’s Base Salary or Target Bonus opportunity which is not comparable to reductions in the base salary or target bonus opportunity of other similarly situated executives of the Company;
(3)Relocation. Any relocation of Executive’s primary place of business that results in an increase of Executive’s one-way commute by fifty (50) miles or more; provided that the Company’s request that Executive travel from time to time on behalf of the Company shall not constitute Good Reason; or
(4)Company Breach. Any material breach by the Company of any material provision of this Agreement.
(f)Without Good Reason. Executive may voluntarily terminate Executive’s employment without Good Reason by delivering to the Company a Notice of Termination not less than ninety (90) days prior to the termination of Executive’s employment and the Company shall have the option of waiving all or any portion of such ninety (90) day notice period (provided that, for the avoidance of doubt, such waiver of all or any portion terminating Executive’s duties and responsibilities prior to the expiration of such notice period shall not constitute Good Reason, and shall not be deemed a termination of employment by the

Company without Cause), and Executive shall be entitled to the benefits provided in Section 9(a) hereof through the last day of such notice period.
(g)Notice of Non-Renewal. Executive’s employment shall terminate upon expiration of the Employment Term as then in effect following timely provision by either party of notice of non-renewal in accordance with Section 1 hereof, and Executive shall be entitled to the benefits provided in Section 9(d) hereof.
8.Notice of Termination. Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates a termination date (the “Termination Date”), the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of Executive’s employment hereunder shall be effective without such Notice of Termination (unless waived by the party entitled to receive such notice).
9.Compensation Upon Termination. Upon termination of Executive’s employment during the Employment Term, Executive shall be entitled to the following benefits; provided, however, that any such benefits to which Executive is hereunder entitled shall be offset by those benefits that Executive receives, if any, under applicable law or otherwise:
(a)Termination by the Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Company shall pay Executive the following:
(1)earned but unpaid Base Salary payments through the Termination Date, which shall be paid within thirty (30) days following the Termination Date (or such earlier date as may be required by applicable law);
(2)reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the Termination Date, which shall be paid within thirty (30) days following the Termination Date (or such earlier date as may be required by applicable law);
(3)any previous compensation which Executive has previously deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of the applicable deferred compensation plans or arrangements then in effect;
(4)equity and incentive awards, to the extent previously vested and not forfeited in connection with Executive’s termination of employment in accordance with their terms, shall be paid, delivered or settled to Executive in accordance with the applicable terms of such awards; and
(5)any amount or benefit as provided under any benefit plan or program in which Executive is entitled, payable in accordance with and subject to the terms of such plan or program (the foregoing items in clauses (1) through (5) being collectively referred to as the “Accrued Compensation”).
(b)Termination by the Company for Disability or Death. If Executive’s employment is terminated by the Company for Disability or by reason of Executive’s death, then, subject to Section 17(e) hereof, Executive shall be entitled to the benefits provided in this Section 9(b).
(1)The Company shall pay Executive (or Executive’s beneficiaries, as applicable) the Accrued Compensation;

(2)The Company shall pay to Executive (or Executive’s beneficiaries, as applicable) within sixty (60) days following the Termination Date, any Annual Bonus earned but unpaid in respect of any fiscal year preceding the Termination Date;
(3)The Company shall pay to Executive an Annual Bonus in respect of the fiscal year in which Executive’s Termination Date occurs in an amount equal to the product of (A) Executive’s Target Bonus and (B) a fraction (x) the numerator of which is the number of days in such fiscal year through the Termination Date and (y) the denominator of which is 365. Any bonus or incentive award payable to Executive under this clause (3) shall be paid in a lump sum payment by March 15 of the year following the fiscal year in which Executive’s Termination Date occurs; and
(4)Each equity award held by Executive at the time of termination shall be governed by the terms of the applicable award agreement.
(c)Termination by the Company Without Cause or by Executive for Good Reason. If Executive’s employment by the Company shall be terminated by the Company without Cause or by Executive for Good Reason, then, subject to Section 17(e) hereof, Executive shall be entitled to the benefits provided in this Section 9(c).
(1)The Company shall pay to Executive any Accrued Compensation;
(2)The Company shall pay to Executive any Annual Bonus earned but unpaid in respect of any fiscal year preceding the Termination Date within sixty (60) days following the Termination Date;
(3)The Company shall pay to Executive an Annual Bonus in respect of the fiscal year in which Executive’s Termination Date occurs in an amount equal to the product of (A) the lesser of (x) the bonus or incentive award that Executive would have been entitled to receive based on actual achievement against the stated performance objectives and (y) Executive’s Target Bonus and (B) a fraction (x) the numerator of which is the number of days in such fiscal year through the Termination Date and (y) the denominator of which is 365 (provided that if such termination occurs in contemplation of a Change in Control (as defined in the Plan) or within twelve months following a Change in Control, then in the forgoing calculation, the amount under (A) above shall be equal to Executive’s Target Bonus). Any Annual Bonus payable to Executive under this clause (3) shall be paid in a lump sum payment by March 15 of the year following the fiscal year in which Executive’s Termination Date occurs;
(4)The Company shall pay Executive as severance pay, in lieu of any further compensation for the periods subsequent to the Termination Date, an amount in cash, which amount shall be payable in a lump sum payment within sixty (60) days following Executive’s Termination Date (subject to Section 10 hereof), equal to one (1) times (or, if the Termination Date occurs either (x) on or before December 31, 2024, one and a half (1-1/2) times) or (y) in contemplation of a Change in Control or within twelve months following a Change in Control, two (2) times) the sum of Executive’s Base Salary and Target Bonus, in each case, as in effect immediately prior to such termination and without regard to any reduction thereto which constitutes Good Reason;
(5)Each equity award held by Executive at the time of termination shall be governed by the terms of the applicable award agreement; and
(6)Subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall provide Executive with continued coverage through the first (1st) anniversary of the Termination Date (or, if such termination of employment occurs either (x) on or before December 31, 2024, or (y) in contemplation of a Change in Control or within twelve months following a Change in Control, in both cases through the 18-month anniversary of the Termination Date) under any health, medical, dental or vision program or policy in which Executive (and Executive’s dependents, as applicable) participated in as of the Termination Date, to the extent permitted under applicable law and the terms of such program or policy; provided, however, that Executive shall be solely responsible for any taxes incurred in respect of such coverage; and provided, further, that the Company may modify the continuation coverage contemplated hereby (including by providing, in lieu of such continuation coverage or to the extent that the COBRA continuation period expires, a lump-sum cash payment equal to the value for Executive of the continuation coverage provided herein) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, in the event Executive obtains other employment that offers group health benefits on substantially similar terms, such continuation coverage by the Company hereunder shall immediately cease (and Executive agrees to promptly notify the Company if Executive is offered group health benefits from any subsequent employer following the Termination Date).
(d)Expiration of Employment Term Upon Notice of Non-Renewal. If Executive’s employment terminates upon expiration of the Employment Term as then in effect following timely provision by either party of notice of non-renewal in accordance with Section 1 hereof, then, subject to Section 17(e) hereof:
(1)If such notice is submitted by Executive, then Executive shall be entitled to the Accrued Compensation.
(2)If such notice is submitted by the Company, then Executive shall be entitled to the benefits provided in Section 9(c) hereof.
(e)Executive shall not be required to mitigate the amount of any payment provided for under this Section 9 by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.
10.Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A. If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured by the Company in a manner that to the extent possible preserves the economic benefit and original intent thereof but does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate and distinct payment of compensation. Notwithstanding anything to the contrary in this Agreement, if Executive is deemed by the Company on the Termination Date to be “specified employee” within the meaning of Section 409A, then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive and (B) the date of Executive’s death, solely to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to the foregoing (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding anything to the contrary in this Agreement, all (1) reimbursements and (2) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.
11.Whistleblower Protections. Nothing in this Agreement or otherwise limits Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement or otherwise requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other Government Agency.
12.Records and Confidential Data.
(a)Executive acknowledges that in connection with the performance of Executive’s duties during the Employment Term, the Company will make available to Executive, or Executive will have access to, certain Confidential Information (as defined below) of the Company and its affiliates. Executive acknowledges and agrees that any and all Confidential Information disclosed to, or learned or obtained by, Executive during the course of Executive’s employment by the Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the sole and exclusive property of the Company or the affiliate of the Company, as applicable, that is Executive’s employer (the “Employer”). No license or other right to any Confidential Information is granted to Executive under this Agreement. To the extent that Executive acquires any right, title or interest in or to any Confidential Information, Executive hereby irrevocably assigns, transfers, conveys and delivers to the Employer all such right, title and interest in and to such Confidential Information.
(b)Subject to Sections 11 and 12(e) hereof, the Confidential Information will be kept confidential by Executive, will not be used in any manner which is detrimental to the Company, will not be used other than in connection with Executive’s discharge of Executive’s duties hereunder, and will be safeguarded by Executive from unauthorized disclosure. Executive acknowledges and agrees that the confidentiality restrictions set forth herein shall apply to any and all Confidential Information disclosed to, or learned or obtained by, Executive, whether before, on or after the date hereof. For the avoidance of doubt, nothing in this Section 12(b) shall prevent Executive from complying with a valid legal requirement (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information; provided that, subject to Section 12(e), Executive shall first give notice to the Employer and reasonably cooperate with the Employer to obtain a protective order or other measures preserving the confidential treatment of such Confidential Information and requiring that the information or documents so disclosed be used only for the purposes for which the order was issued or is otherwise required by applicable law. For the avoidance of doubt, nothing in this Section 12(b) shall prevent Executive from exercising any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934, as amended) as set forth in Section 11.
(c)Following the termination of Executive’s employment hereunder or upon the Company’s request, and subject to Sections 11 and 10(e) hereof, as soon as possible after the Company’s written request, Executive will return to the Company all written Confidential Information which has been provided to Executive and Executive will return or destroy all copies of any analyses, compilations, studies or other documents prepared by Executive or for Executive’s use containing or reflecting any Confidential Information. Within five (5) business days of the receipt of such request by Executive, Executive shall, upon written request of the Company, deliver to each of the Company a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 12(c).
(d)For the purposes of this Agreement, “Confidential Information” shall mean any and all non public, proprietary or other confidential information of the Company or its affiliates disclosed to Executive, to which Executive has access, or of which Executive otherwise becomes aware, in each case whether in oral, written, graphic or machine readable form, including, without limitation, (A) know-how, trade secrets, inventions, discoveries, concepts, information, works, materials, processes, methods, data, software, programs, apparatus, designs and the like, and any other intellectual property the value of which is contingent upon maintaining the confidentiality thereof, (B) information regarding the business of the Company or its affiliates, including its products, services, budgets, contracts, reports, investigations, experiments, research, work in progress, drawings, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, supplier lists, financial projections, cost summaries, pricing formulae, marketing studies relating to prospective business opportunities, and all other concepts, ideas, materials, or information prepared or performed for or by the Company or its affiliates, (C) information regarding the skills and compensation of the employees, contractors, and any other service providers of the Company or its affiliates, (D) the existence of any business discussions, negotiations, or agreements between the Company or its affiliates and any third party, (E) all documents and other work product generated by you which contain, comment upon, or relate in any way to any information disclosed by the Company or its affiliates, (F) all third-party information held in confidence by the Company or its affiliates, and (G) the terms and conditions of this Agreement. For purposes of this Agreement, the Confidential Information shall not include, and Executive’s obligation shall not extend to (A) information which is generally available to the public and (B) information obtained by Executive other than pursuant to or in connection with Executive’s employment.
(e)Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), the Company and Executive acknowledge and agree that Executive shall not have criminal or civil liability under any federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or otherwise is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.
(f)In connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer.
(g)Executive’s obligations under this Section 12 shall survive the termination of the Employment Term.
13.Covenant Not to Solicit and Not to Compete; Non-Disparagement.
(a)Covenants Not to Solicit or to Interfere. To protect the Confidential Information, Company Intellectual Property (as defined below) and other trade secrets of the Company and its affiliates, Executive agrees, during the Employment Term and for a period of twelve (12) months after Executive’s cessation of employment with the Company (the

“Restricted Period”), not to solicit, hire or participate in or assist in any way in the solicitation or hire of any employees of the Company or any of its subsidiaries (or any person who was an employee of the Company or any of its subsidiaries during the six-month period preceding such action). For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company or any of its subsidiaries to become employed with any other person, partnership, firm, corporation or other entity.
(b)In addition, to protect the Confidential Information, Company Intellectual Property and other trade secrets of the Company and its affiliates, Executive agrees, during the Employment Term and the Restricted Period, not to (x) solicit any client or customer to receive services or to purchase any good or services in competition with those provided by the Company or any of its subsidiaries or (y) interfere or attempt to interfere in any material respect with the relationship between the Company or any of its subsidiaries on one hand and any client, customer, supplier, investor, financing source or capital market intermediary on the other hand. For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence clients or customers of the Company or any of its affiliates to accept the services or goods of any other person, partnership, firm, corporation or other entity in competition with those provided by the Company or any of its affiliates.
(c)Executive agrees that the covenants contained in this Section 13(a) are reasonable and desirable to protect the Confidential Information and Company Intellectual Property of the Company and its affiliates; provided that solicitation through general advertising (provided that Executive does not actually hire such individual and Executive is not otherwise directly or indirectly involved in connection with hiring such individual) or the provision of references shall not constitute a breach of such obligations.
(d)Covenant Not to Compete. To protect the Confidential Information, Company Intellectual Property and other trade secrets of the Company and its affiliates, Executive agrees, during the Employment Term and the Restricted Period, not to engage in Prohibited Activities (as defined below) in any country in which the Company or any of its affiliates conducts business, or plans to conduct business, during the Employment Term.
(e)For the purposes of this Agreement, the term “Prohibited Activities” means directly or indirectly engaging as an owner, employee, partner, member, consultant or agent of any entity that derives more than 10% of its consolidated revenue from the development, manufacturing, marketing and/or distribution (directly or indirectly) of branded or generic prescription or non-prescription pharmaceuticals or medical devices for treatments in the fields of neurology, dermatology, gastroenterology or dentistry business; provided that Prohibited Activities shall not mean Executive’s investment in securities of a publicly- traded company equal to less than five (5%) percent of such company’s outstanding voting securities; provided, that, for the avoidance of doubt, Executive complies with the obligations set forth in Sections 12, 13(a) and 13(c) hereof.
(f)Executive agrees that the covenants contained in this Section 13(b) are reasonable and desirable to protect the Confidential Information and Company Intellectual Property of the Company and its affiliates.
(g)Non-Disparagement. Executive agrees not to make written or oral statements about the Company, its subsidiaries or affiliates, or its directors, executive officers or non-executive officer employees that are negative or disparaging, except as provided in Section 11 or

12(e) hereof. Notwithstanding the foregoing, nothing in this Agreement or otherwise shall preclude Executive from communicating or testifying truthfully to the extent required by law to any federal, state, provincial or local governmental agency or in response to a subpoena to testify issued by a court of competent jurisdiction.
(h)It is the intent and desire of Executive and the Company that the restrictive provisions of this Section 13 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 13 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete there from the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.
(i)Executive’s obligations under this Section 13 shall survive the termination of the Employment Term.
14.Remedies for Breach of Obligations under Sections 12 or 13 hereof. Executive acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches Executive’s obligations under Sections 12 or 13 hereof. Accordingly, Executive agrees that the Company will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Executive of Executive’s obligations under Sections 12 or 13 hereof. Executive agrees that process in any or all of those actions or proceedings may be served by overnight courier, addressed to the last address provided by Executive to the Company, or in any other manner authorized by law (including personal service). This Section 14 shall survive the termination of the Employment Term.
15.Cooperation.
(a)Following Executive’s termination of employment for any reason, except as provided in Section 11 or 12(e) hereof, Executive agrees to make himself reasonably available to cooperate with the Company and its affiliates in matters that materially concern: (i) requests for information about the services Executive provided to the Company and its affiliates during Executive’s employment with the Company and its affiliates, (ii) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and its affiliates which relate to events or occurrences that transpired while Executive was employed the Company and its affiliates and as to which Executive has, or would reasonably be expected to have, personal experience, knowledge or information or (iii) any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the US Department of Justice, the US Federal Trade Commission or the SEC) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company and its affiliates. Executive’s cooperation shall include: (A) making Executive reasonably available to meet and speak with officers or employees of the Company, the Company’s counsel or any third-parties at the request of the Company at times and locations to be determined by the Company reasonably and in good faith, taking into account the Company’s business and Executive’s business and personal needs (the “Company Cooperation”) and (B) giving accurate and truthful information at any interviews and accurate and truthful testimony in any legal proceedings or actions (the “Witness Cooperation”). Nothing in this Section 15(a) shall be construed to limit in any way any rights Executive may have at applicable law not to provide testimony with regard to specific matters. Unless required by law or legal process, Executive will not knowingly or intentionally furnish information to or cooperate with any non-governmental entity (other than the Company) in connection with any potential or pending proceeding or legal action involving matters arising during Executive’s employment with the Company and its affiliates, except as provided in Section 11 or 12(e). In addition, at the request of the Company, Executive shall be required to complete a directors’ and officers’ questionnaire to facilitate the Company’s preparation and filing of its proxy statement and periodic reports with the SEC.

(b)Executive shall not be entitled to any payments in addition to those otherwise set forth in this Agreement in respect of any Company Cooperation or Witness Cooperation, regardless of when provided. The Company will reimburse Executive for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 15 for which Executive has obtained prior approval from the Company.
(c)Nothing in this Agreement or any other agreement by and between the Parties is intended to or shall preclude or in any way limit or restrict Executive from providing accurate and truthful testimony or information to any governmental agency.
(d)This Section 15 shall survive the termination of the Employment Term.
16.Inventions and Intellectual Property.
(a)Definitions. As used in this Agreement:
(1)”Intellectual Property” means all patents, invention disclosures, invention registrations, trademarks, service marks, trade names, trade dress, logos, domain names, copyrights, mask works, trade secrets, know-how and all other intellectual property and proprietary rights recognized by any applicable law of any jurisdiction, and all registrations and applications for registration of, and all goodwill associated with, the foregoing.
(2)”Inventions” means all inventions, discoveries, concepts, information, works, materials, processes, methods, data, software, programs, apparatus, designs and the like.
(b)Disclosure. Executive will disclose promptly in writing to the Company any and all Inventions and Intellectual Property, in each case that Executive conceives, develops, creates or reduces to practice, either alone or jointly with others, during the period of Executive’s employment that (1) are conceived, created or developed using any equipment, supplies, facilities, trade secrets, know-how or other Confidential Information of the Company or any of its affiliates, (2) result from any work performed by Executive for the Company or any of its affiliates and/or (3) otherwise relate to the Company’s or any of its affiliates’ business or actual or demonstrably anticipated research or development (collectively, “Company Intellectual Property”).
(c)Ownership and Assignment. Executive acknowledges and agrees that the Company will have exclusive title and ownership rights in and to all Company Intellectual Property. To the extent that exclusive title and/or ownership rights may not originally vest in the Company as contemplated herein, Executive hereby irrevocably assigns, transfers, conveys and delivers to the Company all right, title and interest in and to all Company Intellectual Property. Executive acknowledges and agrees that, with respect to any Company Intellectual Property that may qualify as a Work Made For Hire as defined in 17 U.S.C. § 101 or other applicable law, such Company Intellectual Property is and will be deemed a Work Made for Hire and the Company will have the sole and exclusive right to the copyright (or, in the event that any such Company Intellectual Property does not qualify as a Work Made for Hire, the copyright and all other rights thereto are automatically assigned to the Company as above).
(d)Prior Inventions. Set forth in Exhibit A (Prior Inventions) attached hereto is a complete list of all Inventions that Executive has, alone or jointly with others, conceived, developed created or reduced to practice prior to the commencement of Executive’s employment with the Company, that are Executive’s property, and that the Company acknowledges and agrees are excluded from the scope of this Agreement (collectively, “Prior Inventions”). If disclosure of any such Prior Invention would cause Executive to violate any prior confidentiality agreement, Executive understands that he is not to list such Prior Inventions in Exhibit A but is only to disclose where indicated a cursory name for each such Prior Invention, a listing of each person or entity to whom it belongs, and the fact that full disclosure as to such Prior Inventions has not been made for that reason (it being understood that, if no Invention or disclosure is provided in Exhibit A, Executive hereby represents and warrants that there are no Prior Inventions). If, in the course of Executive’s employment with the Company, Executive incorporates any Prior Invention into any Company product, process or machine or otherwise uses any Prior Invention, Executive hereby grants to the Company and its affiliates a worldwide, non-exclusive, irrevocable, perpetual, fully paid-up and royalty-free license (with rights to sublicense through multiple tiers of sublicensees) to use, reproduce, modify, make derivative works of, publicly perform, publicly display, make, have made, sell, offer for sale, import and otherwise exploit such Prior Invention for any purpose.
(e)Non-Assignable Inventions. If Executive is an employee whose principal work location is in California, Illinois, Kansas, Minnesota or Washington State, the provisions regarding Executive’s assignment of Company Intellectual Property to the Company in Section 16(c) hereof do not apply to certain Inventions (“Non-Assignable Inventions”) as specified in the statutory code of the applicable state. Executive acknowledges having received and reviewed notification regarding such Non-Assignable Inventions pursuant to such states’ codes.
(f)Waiver of Moral Rights. To the extent that Executive may do so under applicable law, Executive hereby irrevocably waives and agrees never to assert any Moral Rights that Executive may have in or with respect to any Company Intellectual Property, even after termination of any work on behalf of the Company or its affiliates. As used in this Agreement, “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under any applicable law of any jurisdiction, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
(g)Further Assurances. Executive shall give the Company and its affiliates all reasonable assistance and execute all documents necessary to assist with enabling the Company and its affiliates to prosecute, perfect, register, record, enforce and defend any of their rights in any Company Intellectual Property and Confidential Information.
(h)This Section 16 shall survive the termination of the Employment Term.
17.Miscellaneous.
(a)Successors and Assigns.
(1)This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, as applicable. Except for purposes of determining the occurrence of a Change in Control, the term “the Company” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company, as the case may be, (including this Agreement) whether by operation of law or otherwise.
(2)Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the, laws of descent and distribution.
(3)This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.

(b)Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by overnight courier, addressed to the respective addresses last given by each party to each other party; provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.
(c)Indemnity Agreement. The Company agrees to indemnify and hold Executive harmless to the fullest extent permitted by applicable law for actions taken as a director or officer of the Company, as in effect at the time of the subject act or omission. In connection therewith, Executive shall be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by Executive in connection with any action, suit or proceeding to which he may be made a party by reason of Executive’s being or having been a director, officer or employee of the Company. This provision shall survive any termination of the Employment Term.
(d)Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.
(e)Release of Claims. Notwithstanding anything to the contrary in this Agreement, the termination benefits described in Sections 9(b), 9(c) and 9(d)(2) hereof shall be conditioned on Executive delivering to the Company, and failing to revoke, a signed release of claims acceptable to the Company within twenty-one (21) days following Executive’s Termination Date; provided, however, that Executive shall not be required to release any rights Executive may have to be indemnified by the Company under Section 15(c) hereof. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the release, directly or indirectly, result in Executive designating the calendar year of payment, and, to the extent required by Section 409A, if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year. Where applicable, references to Executive in this Section 17(e) shall refer to Executive’s representative or estate.
(f)Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.
(g)Arbitration. If any legally actionable dispute arises under this Agreement or otherwise which cannot be resolved by mutual discussion between the parties, then the Company and Executive each agree to resolve that dispute by binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of the Judicial Arbitration and Mediation Services (“JAMS”) and the law applicable to the claim. The parties shall have 30 calendar days after notice of such arbitration has been given to attempt to agree on the selection of an arbitrator from JAMS. In the event the parties are unable to agree in such time, JAMS will provide a list of five (5) available arbitrators and an arbitrator will be selected from such five-member panel provided by JAMS by the parties alternately striking out one name of a potential arbitrator until only one name remains. The party entitled to strike an arbitrator first shall be selected by a toss of a coin. The parties agree that this agreement to arbitrate includes any such disputes that the Company may have against Executive, or Executive may have against the Company and/or its related entities and/or employees, arising out of or relating to this Agreement, or Executive’s employment or Executive’s termination, including any claims of discrimination or harassment in violation of applicable law and any other aspect of Executive’s compensation, employment, or Executive’s termination. The parties further agree that arbitration as provided for in this Section 17(g) is the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by any party for temporary, preliminary or permanent injunctive relief pending arbitration in accordance with applicable law or for breaches by either party of such party’s obligations under Sections 12, 13, 15 or 16 hereof, as applicable, or an administrative claim with an administrative agency. The parties agree that the arbitration provided herein shall be conducted in or around Morristown, New Jersey, unless otherwise mutually agreed. The Company shall pay the cost of any arbitration brought pursuant to this paragraph, excluding, however, the cost of representation of Executive unless such cost is awarded in accordance with law or otherwise awarded by the arbitrators. Except as otherwise provided above, the arbitrator may award legal fees to the prevailing party in Executive’s sole discretion, provided that the percentage of fees so awarded shall not exceed 1% of the net worth of the paying party (i.e., the Company or Executive). Subject to Section 11 hereof, except as may be required by law, neither party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties.
(h)Effect of Other Law. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of the Sarbanes Oxley Act of 2002, Section 409A, the Dodd-Frank Wall Street Reform and Consumer Protection Act or other law applicable to the employment arrangements between Executive and the Company. Any delay in providing benefits or payments or any failure to provide a benefit or payment shall not in and of itself constitute a breach of this Agreement; provided, however, that the Company shall provide economically equivalent payments or benefits to Executive to the extent permitted by law. Any request or requirement that Executive repay compensation that is required under the first sentence of this Section 17(h), or pursuant to a Company policy that is applicable to other executive officers of the Company and, shall not in and of itself constitute a breach of this Agreement.
(i)Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.
(j)No Conflicts. As a condition to the effectiveness of this Agreement, Executive represents and warrants to the Company that he is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out Executive’s duties and responsibilities hereunder. In the event that the Company determines that Executive’s duties hereunder may conflict with an agreement or arrangement to which Executive is bound, Executive shall be required to cease engaging in any such activities, duties or responsibilities (including providing supervisory services over certain subsets of the Company’s business operations) and the Company will take steps to restrict Executive’s access to, and participation in, any such activities. Any actions taken by the Company under this Section 17(j) to restrict or limit Executive’s access to information or provision of services shall not constitute Good Reason for purposes of Section 7(e) hereof.
(k)Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
18.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including, without limitation, the Prior Agreement and any term sheets or other similar presentations.
19.Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile or PDF will be deemed the equivalent of originals.
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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written, to be effective as of the Effective Date.
BAUSCH HEALTH COMPANIES INC.
By: /s/ Thomas J. Appio

Name:    Thomas J Appio
Title:    CEO

EXECUTIVE
By: /s/ Aimee Lenar

Name: Aimee Lenar

EXHIBIT A
PRIOR INVENTIONS
1.    The following is a complete list of all Prior Inventions (as provided in Section 16(d) of the attached Employment Agreement):

2.    Due to a prior confidentiality agreement, Executive cannot complete the disclosure under Section 1 above with respect to the Prior Inventions generally listed below, the duty of confidentiality with respect to which Executive owes to the following party(ies):

Prior Invention	Party(ies)	Relationship